EXHIBIT 11.2

NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
(Amounts in thousands, except per share amounts)

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
                                                                         Three Months Ended
                                                                              March 31,
                                                                       ______________________
                                                                         1997         1996
                                                                       ______________________
NET INCOME                                                             $   1,356    $    665

Add back junior debenture interest, net of applicable taxes                  564         570
                                                                       ______________________
NET INCOME FOR FULLY DILUTED COMPUTATION                               $   1,920    $  1,235
                                                                       ======================
COMMON STOCK:
   Shares outstanding from beginning of period                            35,639      35,137
     Stock options exercised                                                  10          24
     Assumed exercise of stock options, using treasury stock method        1,166       1,236
     Assumed conversion of subordinated debentures,
       from the beginning of the period                                    2,277       2,300
                                                                       ______________________
   Weighted average number of shares outstanding                          39,092      38,697
                                                                       ======================
FULLY DILUTED EARNINGS PER SHARE                                       $     .04    $    .02
                                                                       ======================
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